Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.

Cyclacel Announces PRESENTATION OF RESULTS FROM PHASE 3

SEAMLESS STUDY AT ASH ANNUAL MEETING

Berkeley Heights, NJ, December 12, 2017 - Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; "Cyclacel" or the "Company"), a biopharmaceutical company developing oral therapies that target various phases of cell cycle control for the treatment of cancer and other serious disorders, today announced results from the Company's Phase 3 SEAMLESS study. Cyclacel had previously announced top-line results from its Phase 3 SEAMLESS study in February 2017. The study enrolled elderly patients with newly diagnosed acute myeloid leukemia (AML) and compared alternating cycles of decitabine and sapacitabine versus decitabine. Data were reported at an oral presentation on Monday, December 11, at 6:45 PM EST at the 59th American Society of Hematology Annual Meeting in Atlanta, Georgia.

“Although the study did not reach its primary endpoint of superiority in survival, we are encouraged by the higher complete remission rate on the sapacitabine-decitabine arm, especially in the subgroup with low white blood cell count; additional analysis of the data should be pursued,” said Hagop Kantarjian, M.D., Professor and Chair, Department of Leukemia, The University of Texas MD Anderson Cancer Center, and chair of the study.

"We are pleased to report detailed results of the SEAMLESS study, which as previously announced, did not reach its primary endpoint,” said Spiro Rombotis, President and Chief Executive Officer of Cyclacel. “We believe that the subgroup results have defined a patient population for whom the decitabine-sapacitabine regimen may represent an improvement over low intensity treatment by decitabine alone. We plan to discuss the data, the statistical robustness of the subgroup results and the optimal baseline peripheral white blood cell (WBC) cutpoint with European and US regulatory authorities and will provide updates as appropriate. We are grateful to the patients, their families and the investigators for their contributions to this large study. In parallel, we are progressing our other clinical programs in transcriptional regulation with CYC065 and DNA damage response with sapacitabine-seliciclib in biomarker-selected patients with solid tumors, such as those with BRCA mutations or resistance to existing cancer therapies.”

Study Design & Intent-to-Treat Results

The randomized, open label, Phase 3 SEAMLESS study enrolled 482 patients, aged 70 years or older, with newly diagnosed AML who were not candidates for or refused intensive therapy at 110 US and EU sites. Patients were stratified by WBC, antecedent hematologic disorder (AHD), and marrow blasts, and randomized 1:1 to receive either intravenous decitabine administered in alternating cycles with oral sapacitabine versus intravenous decitabine alone.

The trial did not meet its primary endpoint of demonstrating statistically significant improvement in overall survival. A higher complete remission (CR) rate, a secondary endpoint, was observed on the decitabine-sapacitabine arm (17% versus 11%). Other endpoints and safety were similar between the arms.

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Prespecified Subgroup Analysis

Baseline WBC

In the less than 10,000 WBC subgroup (n=319) a trend towards improved overall survival (median 8.0 versus 5.8 months, HR=0.84 [0.66, 1.06], p=0.14) favoring decitabine-sapacitabine and a significantly higher CR rate (21.0% versus 8.6%, p=0.0017) was achieved on decitabine-sapacitabine.

In the 10,000 or more WBC subgroup (n=163) significantly better overall survival (median 3.8 versus 5.5 months, HR=1.57 [1.12, 2.19], p=0.007) was observed on decitabine. A trend in CR rate (8.3% versus 15.2%, p=0.18) favoring decitabine was observed but it did not reach statistical significance.

Prior AHD

In the subgroup with prior AHD (n=136) a significantly higher CR rate (16.7% versus 5.7%, p=0.0398) was achieved on decitabine-sapacitabine. There was a numerical difference in median survival (6.4 versus 5.0 months, HR=0.85 [0.59, 1.24], p=0.41) favoring decitabine-sapacitabine but overall survival did not reach statistical significance.

In the subgroup without prior AHD (n=346) there was a numerical difference in median survival (5.9 versus 6.7 months, HR=1.08 [0.86, 1.35], p=0.52) favoring decitabine and CR rate (16.6% versus 12.9%) favoring decitabine-sapacitabine but neither reached statistical significance.

Cytogenetics

In the subgroup with other than unfavorable cytogenetics (n=288) there was a numerical difference in median survival (8.2 versus 5.7 months, HR=0.89 [0.69, 1.15], p=0.38) and CR rate (19.9% versus 11.6%, p=0.16) favoring decitabine-sapacitabine but neither reached statistical significance.

In the subgroup with unfavorable cytogenetics (n=194) there was a numerical difference in median survival (3.8 months versus 5.7 months, HR=1.27 [0.94, 1.73], p=0.12) favoring decitabine but overall survival did not reach statistical significance. There was a numerical difference in CR rate favoring decitabine-sapacitabine (12.0% versus 9.6%) but it did not reach statistical significance.

In the subgroup of patients with below 50% and with 50% or higher bone marrow blasts there were no statistically significant differences in overall survival between the arms.

Presentation

The presentation (abstract 891), titled "Results of a Phase 3 Study of Elderly Patients with Newly Diagnosed AML Treated with Sapacitabine and Decitabine Administered in Alternating Cycles," is available on the Cyclacel website at www.cyclacel.com.

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About Sapacitabine

Sapacitabine (CYC682), an orally-available nucleoside analogue, is currently being studied in an ongoing, extension of a Phase 1 study evaluating a combination regimen of sapacitabine and seliciclib, a first generation CDK inhibitor. Parts 1 and 2 of the study evaluated approximately 90 patients with advanced cancers. Part 3 is ongoing in patients with BRCA positive, breast, ovarian and pancreatic cancer. Over 1,000 patients with hematological malignancies and solid tumors have received sapacitabine.

About AML

AML is a rapidly progressing cancer of the blood characterized by the uncontrolled proliferation of immature blast cells in the bone marrow. The American Cancer Society estimates there will be approximately 21,380 new cases of AML and approximately 10,590 deaths from AML in the U.S. in 2017. AML is generally a disease of older adults and the median age is about 67 years. Newly diagnosed elderly patients with poor prognostic risk factors typically die within one year.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel Pharmaceuticals is a clinical-stage biopharmaceutical company using cell cycle, transcriptional regulation and DNA damage response biology to develop innovative, targeted medicines for cancer and other proliferative diseases. Cyclacel's transcriptional regulation program is evaluating CYC065, a CDK inhibitor, in patients with advanced cancers. The DNA damage response program is evaluating a sequential regimen of sapacitabine and seliciclib, a CDK inhibitor, in patients with BRCA positive, advanced solid cancers. Cyclacel's strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a pipeline of novel drug candidates. For additional information, please visit www.cyclacel.com.

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and intended utilization of Cyclacel's product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and other filings we file with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Company:	Paul McBarron, (908) 517-7330, pmcbarron@cyclacel.com
Investor Relations:	Russo Partners LLC, Alexander Fudukidis, (646) 942-5632, alex.fudukidis@russopartnersllc.com